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                                                                     EXHIBIT 8.1

                         [LATHAM & WATKINS LETTERHEAD]

                                 March 13, 1998

ValueVision International, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

       Re: Registration Statement on Form S-4 of National Media Corporation and ValueVision
           International, Inc.

Ladies and Gentlemen:

     You have requested our opinion as to the material United States Federal income tax considerations applicable to the holders of ValueVision Common Stock as a result of the merger between ValueVision International, Inc., a Minnesota corporation (the "Company") and National Media Corporation, a Delaware corporation (the "Merger"), as more fully described in the above-referenced Registration Statement and the exhibits thereto filed with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

     The facts as we understand them are set forth in the Registration Statement. Based on such facts, the discussion set forth under the caption, "THE MERGER -- Certain Federal Income Tax Consequences" in the Registration Statement is our opinion as to the material United States federal income tax consequences to shareholders of the Company expected to result from the receipt of Quantum Direct Common Stock and receipt of cash pursuant to the Merger.

     This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all of which are subject to change either prospectively or retroactively. Also, any variation or difference from the facts as set forth in the Registration Statement and incorporated herein might affect the conclusion stated herein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "QUESTIONS AND ANSWERS ABOUT THE NATIONAL MEDIA/VALUEVISION MERGER" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Registration Statement.

                                          Very truly yours,

                                          LATHAM & WATKINS